SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)
ETHYL CORPORATION

(Name of Issuer)

Common Stock

(Title of Class of Securities)

297659104

(CUSIP Number)

Check the following box if a fee is being paid with this statement.



(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7).
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in the prior coverage page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages(s))
Page 1 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank Corporation
56-0906609

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation


5
SOLE VOTING POWER
1,562,619

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
5,450

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
9,389,679


8
SHARED DISPOSITIVE POWER
436,718

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,950,762

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
8.4

12
TYPE OF REPORTING PERSON *
HC

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 2 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
American Security Corporation

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
District of Columbia Corporation


5
SOLE VOTING POWER
6,125

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
1,050

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
33,700


8
SHARED DISPOSITIVE POWER
2,950

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,275

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.0

12
TYPE OF REPORTING PERSON *
HC

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 3 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
ASB Capital Management, Inc.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
District of Columbia Corporation


5
SOLE VOTING POWER
- -0-

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
- -0-

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
31,100


8
SHARED DISPOSITIVE POWER
- -0-

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,100

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.0

12
TYPE OF REPORTING PERSON *
IA

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 4 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
American Security Bank

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
District of Columbia Corporation


5
SOLE VOTING POWER
6,125

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
1,050

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
2,600


8
SHARED DISPOSITIVE POWER
2,950

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,175

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.0

12
TYPE OF REPORTING PERSON *
HC

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 5 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Security Trust Company, N.A.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association


5
SOLE VOTING POWER
6,125

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
1,050

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
2,600


8
SHARED DISPOSITIVE POWER
2,950

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,175

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.0

12
TYPE OF REPORTING PERSON *
BK

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 6 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
C&S/Sovran Corporation


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation


5
SOLE VOTING POWER
1,469,994

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
3,400

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
9,278,079


8
SHARED DISPOSITIVE POWER
428,568

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,824,987

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
8.3

12
TYPE OF REPORTING PERSON *
HC

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 7 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Florida, N.A.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association


5
SOLE VOTING POWER
2,500

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
- -0-

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
- -0-


8
SHARED DISPOSITIVE POWER
- -0-

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,500

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.0

12
TYPE OF REPORTING PERSON *
BK

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 8 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Georgia, N.A.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association


5
SOLE VOTING POWER
5,900

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
- -0-

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
8,350,797


8
SHARED DISPOSITIVE POWER
1,800

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,356,797

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.1

12
TYPE OF REPORTING PERSON *
BK

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 9 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Maryland, N.A.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association


5
SOLE VOTING POWER
4,500

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
- -0-

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
4,500


8
SHARED DISPOSITIVE POWER
- -0-

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.0

12
TYPE OF REPORTING PERSON *
BK

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 10 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of South Carolina, N.A.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association


5
SOLE VOTING POWER
1,700

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
- -0-

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
1,000


8
SHARED DISPOSITIVE POWER
- -0-

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,700

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.0

12
TYPE OF REPORTING PERSON *
BK

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 11 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Tennessee, N.A.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association


5
SOLE VOTING POWER
400

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
- -0-

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
- -0-


8
SHARED DISPOSITIVE POWER
- -0-

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
400

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.0

12
TYPE OF REPORTING PERSON *
BK

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 12 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Virginia, N.A.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association


5
SOLE VOTING POWER
1,454,994

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
3,400

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
921,782


8
SHARED DISPOSITIVE POWER
426,768

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,459,090

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.2

12
TYPE OF REPORTING PERSON *
BK

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 13 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of North Carolina, N.A.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association


5
SOLE VOTING POWER
1,000

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
- -0-

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
1,000


8
SHARED DISPOSITIVE POWER
- -0-

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,000

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.0

12
TYPE OF REPORTING PERSON *
BK

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 14 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank Texas Corporation


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation


5
SOLE VOTING POWER
85,500

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
1,000

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
76,900


8
SHARED DISPOSITIVE POWER
5,200

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
86,500

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.1

12
TYPE OF REPORTING PERSON *
HC

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 15 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank Texas Bancorporation, Inc.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation


5
SOLE VOTING POWER
85,500

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
1,000

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
76,900


8
SHARED DISPOSITIVE POWER
5,200

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
86,500

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.1

12
TYPE OF REPORTING PERSON *
HC

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 16 of 22 Pages


CUSIP NO.

297659104

13G


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Texas, N.A.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)







(b)
X





3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association


5
SOLE VOTING POWER
85,500

NUMBER OF SHARES BENEFICIALLYOWNED BY
6
SHARED VOTING POWER
1,000

EACH REPORTING PERSON WITH
7
SOLE DISPOSITIVE POWER
76,900


8
SHARED DISPOSITIVE POWER
5,200

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
86,500

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.1

12
TYPE OF REPORTING PERSON *
BK

*SEE INSTRUCTION BEFORE FILLING OUT!
Page 17 of 22 Pages

SCHEDULE 13G
Item 1(a)	Name of Issuer:
Ethyl Corporation
Item 1(b)	Address of Issuer's Principal Executive Offices:
330 South Fourth Street
P. O. Box 2189
Richmond, Virginia  23217
Item 2(a)	Name of Person(s) Filing:
(a)	NationsBank Corporation
(b)	America Security Corporation
(c)	American Security Bank
(d)	Security Trust Company, N.A.
(e)	C&S/Sovran Corporation
(f)	NationsBank of Florida, N.A.
(g)	NationsBank of Georgia, N.A.
(h)	NationsBank of South Carolina, N.A.
(i)	NationsBank of Virginia, N.A.
(j)	NationsBank of North Carolina, N.A.
(k)	NationsBank Texas Corporation
(l)	NationsBank Texas Bancorporation, Inc.
(m)	NationsBank of Texas, N.A.
(n)	NationsBank of Tennessee, N.A
(o)	NationsBank of Maryland, N.A.
(p)	ASB Capital Management, Inc.
Item 2(b)	Address of Principal Business Office or, if none, Residence:
(a)	NationsBank Plaza, Charlotte, North Carolina  28255
(b)	1501 Pennsylvania Avenue, NW, Washington, DC  20004
(c)	1501 Pennsylvania Avenue, NW, Washington, DC  20013
(d)	1501 Pennsylvania Avenue, NW, Washington, DC  20013
(e)	35 Broad Street, Atlanta, GA 30303 and
One Commercial Place, Norfolk, VA 23510
(f)	400 No. Ashley Drive, Tampa, FL  33601
(g)	600 Peachtree Street, NE, 55th Floor, Atlanta, GA  30308
(h)	1301 Gervais Street, Columbia, SC  29201
(i)	12th and Main Streets, Richmond, VA  23219
(j)	NationsBank Plaza, Charlotte, NC  28255
(k)	901 Main Street, Dallas, TX  75202
(l)	NationsBank Plaza, Charlotte, NC  28255
(m)	901 Main Street, Dallas, TX  75202
(n)	One NationsBank Plaza, Nashville, Tennessee  37219-1697
(o)	6610 Rockledge Drive, Bethesda, Maryland  20817
(p)	1101 Pennsylvania Avenue, NW, Washington, DC  20004
Page 18 of 22 Pages

Item 2(c)	Citizenship:
(a)	North Carolina Corporation
(b)	District of Columbia Corporation
(c)	District of Columbia Corporation
(d)	U.S. National Banking Association
(e)	Delaware Corporation
(f)	U.S. National Banking Association
(g)	U.S. National Banking Association
(h)	U.S. National Banking Association
(i)	U.S. National Banking Association
(j)	U.S. National Banking Association
(k)	Delaware Corporation
(l)	Delaware Corporation
(m)	U.S. National Banking Association
(n)	U.S. National Banking Association
(o)	U.S. National Banking Association
(p)	District of Columbia Corporation
Item 2(d)	Title of Class of Securities:
Common Stock
Item 2(e)	CUSIP Number:
297659104
Item 3		If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)

Broker or Dealer registered under Section 15 of the Act




(b)
X
Bank as defined in Section 3(a)(6) of the Act




(c)

Insurance Company as defined in Section 3(a)(19) of the Act




(d)

Investment Company registered under Section 8 of the Investment


Company Act


(e)

Investment Advisor registered under Section 203 of the


Investment Advisors Act of 1940


(f)

Employee Benefit Plan, Pension Fund which is subject to the


provisions of the Employees Retirement Income Security Act of


1974 or Endowment Fund; see Sub-section 240.13d-1(b)(1)(ii)(F)


(g)
X
Parent Holding Company in accordance with Sub-section


240.13d-1(b)(ii)(G) (Note:  See Item 7)


(h)
X
Group, in accordance with Sub-section 240.13d-1(b)(1)(ii)(H)


The following entities are holding companies:
NationsBank Corporation
American Security Corporation
American Security Bank
Page 19 of 22 Pages

C&S/Sovran Corporation
NationsBank Texas Corporation
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
Security Trust Company, N.A.
NationsBank of Florida, N.A.
NationsBank of Georgia, N.A.
NationsBank of Maryland, N.A.
NationsBank of South Carolina, N.A.
NationsBank of Tennessee, N.A.
NationsBank of Virginia, N.A.
NationsBank of North Carolina, N.A.
NationsBank of Texas, N.A.
The following entities are registered investment advisors:
ASB Capital Management, Inc.
Item 4		Ownership:
With respect to the beneficial ownership of the reporting entity as of
December 31, 1993, see Items 5 through 11, inclusive, of the respective cover pages of this Schedule 13G applicable to such entity which are incorporated herein by reference.
Item 5		Ownership of Five Percent or Less of a Class:
Not Applicable
Item 6		Ownership of More Than Five Percent on Behalf of Another Person:
The reported shares are held in various fiduciary accounts, and accordingly, dividends, and the proceeds of such shares, are payable to other persons, including such accounts, the beneficiaries or settlors thereof or a combination of such persons.  In certain instances, other persons (including beneficiaries and settlors) may be deemed to have the power to direct receipt of dividends or the proceeds of the sale of shares reported herein. To the best of the undersigned's knowledge and belief, no one other person has such an economic interest relating to more than 5% of the class of reported shares.
Item 7		Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, NationsBank Corporation is filing this Schedule 13G as a parent holding company of the following:
a.	American Security Corporation, which is a holding company of American
Security Bank, which is a holding company of Security Trust Company, N.A., classifiable under Item 3(b) as a Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.
b.	C&S/Sovran Corporation, which is a holding company of its subsidiaries,
NationsBank of Florida, N.A.,
NationsBank of Georgia, N.A.,
NationsBank of Maryland, N.A.,
Page 20 of 22 Pages

NationsBank of South Carolina, N.A.,
NationsBank of Tennessee, N.A.,
NationsBank of Virginia, N.A.,
classifiable under Item 3(b) as Banks as defined in Section 3(a)(6) of the
Securities Exchange Act of 1934.
c.	NationsBank Texas Corporation, which is a holding company of NationsBank
Texas Bancorporation, Inc., which is a holding company of its subsidiary,
NationsBank of Texas, N.A., classifiable under Item 3(b) as a Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.
d.	NationsBank of North Carolina, N.A., classifiable under Item 3(b) as a Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.
e.	American Security Corporation, which is a holding company of ASB Capital
Management, Inc., a registered investment advisor under the Investment Advisors
Act of 1940.
Item 8		Identification and Classification of Members of the Group:
Except for the relationships referred to in Item 7 hereof, the reporting entities do not affirm the existence of a group.  This Form is filed on behalf of each of the entities listed in Item 2(a) hereof.
Item 9		Notice of Dissolution of Group:
Not Applicable
Item 10		Certification:
By signing below, I certify that, to the best of my knowledge and belief, the securities referenced to the above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
Page 21 of 22 Pages

Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. NATIONSBANK CORPORATION
ASB CAPITAL MANAGEMENT, INC.
AMERICAN SECURITY CORPORATION
AMERICAN SECURITY BANK
SECURITY TRUST COMPANY, N.A.
C&S/SOVRAN CORPORATION
NATIONSBANK OF FLORIDA, N.A.
NATIONSBANK OF GEORGIA, N.A.
NATIONSBANK OF MARYLAND, N.A.
NATIONSBANK OF SOUTH CAROLINA, N.A.
NATIONSBANK OF TENNESSEE, N.A.
NATIONSBANK OF VIRGINIA, N.A.
NATIONSBANK OF NORTH CAROLINA, N.A.
NATIONSBANK TEXAS CORPORATION
NATIONSBANK OF TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
Date:

By:



Signature


Mary Jo Inglett/Compliance Officer


Name/Title


Page 22 of 22 Pages